Exhibit 99.(d)(6)

SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 25th day of October, 2024 by and between Mercer Investments LLC, a Delaware limited liability company (the “Advisor”), and Baillie Gifford Overseas Limited, a company incorporated in Scotland and having its registered office at Calton Square, 1 Greenside Row, Edinburgh EH1 3AN (the “Sub-Advisor”).

WHEREAS, the Advisor and the Sub-Advisor are registered investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services; and

WHEREAS, the Advisor has been retained to act as investment adviser pursuant to an Investment Management Agreement, dated July 1, 2014 and as amended from time to time (the “Advisory Agreement”), with Mercer Funds (the “Trust”), a Delaware statutory trust registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which consists of several separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future; and

WHEREAS, the Advisory Agreement permits the Advisor, subject to the supervision and direction of the Trust’s Board of Trustees, to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Advisor desires to retain the Sub-Advisor to assist the Advisor in the provision of a continuous investment program for that portion of one or more of the Trust’s series’ (each a “Fund”) assets which the Advisor will assign to the Sub-Advisor (the “Sub-Advisor Assets”), and the Sub-Advisor is willing to render such services, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of mutual covenants recited below, the parties agree and promise as follows:

1. Appointment as Sub-Advisor.

(a) The Advisor hereby appoints the Sub-Advisor to act as investment adviser for and to manage the Sub-Advisor Assets, subject to the supervision of the Advisor and the Board of Trustees of the Trust, and subject to the terms of this Agreement; and the Sub-Advisor hereby accepts such appointment. In such capacity, the Sub-Advisor shall be responsible for the investment management of the Sub-Advisor Assets. The Sub-Advisor agrees to exercise the same degree of skill, care and diligence expected of a fiduciary in performing its services under this Agreement that a prudent manager would exercise under the circumstances.

(b) The Sub-Advisor is authorized and regulated in the conduct of its investment business by the Financial Conduct Authority of the United Kingdom (the “FCA”) whose contact address is at 12 Endeavour Square, London E20 1JN (or such address provided from time to time at www.fca.org.uk/contact). Certain provisions proscribed by the FCA’s Handbook of Rules and Guidance as published by the FCA (the “FCA Rules”) are set out in the Agreement. Notwithstanding anything herein to the contrary, to the extent that there is deemed to be a conflict as between the FCA Rules and the US federal laws, rules and regulations applicable to a Fund and the Sub-Advisor’s duties hereunder, it is the responsibility of the Sub-Advisor to manage and resolve such conflict, and the Sub-Advisor acknowledges that the relevant US federal laws, rules and regulations shall be deemed to apply in all such cases.

2. Duties of the Sub-Advisor.

(a) Investments. The Sub-Advisor is hereby authorized and directed, and hereby agrees, subject to the stated investment objectives, policies and restrictions of each Fund as set forth in such Fund’s prospectus and statement of additional information as currently in effect and as amended from time to time (collectively referred to as the “Prospectus”) and subject to the directions of the Advisor and the Trust’s Board of Trustees, to purchase, hold and sell investments for the Sub-Advisor Assets and to monitor such investments on an ongoing basis. In providing these services, the Sub-Advisor will conduct an ongoing program of investment, evaluation and, if appropriate, sale and reinvestment of the Sub-Advisor Assets. The Advisor agrees to provide the Sub-Advisor information concerning: (i) a Fund; (ii) its assets available or to become available for investment; and (iii) the conditions of a Fund’s or the Trust’s affairs, in each case as relevant to the Sub-Advisor’s performance of its duties under this Agreement.

(b) Compliance with Applicable Laws, Governing Documents and Trust Compliance Procedures. In the performance of its duties and obligations under this Agreement, the Sub-Advisor shall, with respect to Sub-Advisor Assets, (i) act in conformity with: (A) the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”) and By-Laws; (B) the Prospectus; (C) the policies and procedures for compliance by the Trust with the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) provided to the Sub-Advisor (together, the “Trust Compliance Procedures”); and (D) the instructions and directions received in writing from the Advisor or the Trustees of the Trust (including, but not limited to, the investment guidelines applicable to the Sub-Advisor Assets as agreed to by the parties in writing and as may be amended from time to time (the “Investment Guidelines”)); and (ii) conform to and comply with the requirements of the 1940 Act, the Advisers Act, and all other federal laws applicable to the Sub-Advisors’ performance of its duties under this Agreement. The Advisor will provide the Sub-Advisor with any materials or information that the Sub-Advisor may reasonably request to enable it to perform its duties and obligations under this Agreement, including providing clarification, if requested, as to how the Investment Guidelines should be implemented to ensure compliance with the Prospectus.

The Advisor will provide the Sub-Advisor with reasonable advance notice, in writing, of: (i) any change in a Fund’s investment objectives, policies and restrictions as stated in the Prospectus; (ii) any change to the Trust’s Declaration of Trust or By-Laws; or (iii) any change in the Trust Compliance Procedures, in each case which affects the

Sub-Advisor’s performance of its obligations under this Agreement; and the Sub-Advisor, in the performance of its duties and obligations under this Agreement, shall manage the Sub-Advisor Assets consistently with such changes, provided the Sub-Advisor has received sufficient prior notice of the effectiveness of such changes from the Trust or the Advisor to enable the Sub-Advisor to assess and discuss with the Advisor the impact thereof. In addition to such notice, the Advisor shall provide to the Sub-Advisor a copy of a modified Prospectus and copies of the revised Trust Compliance Procedures, as applicable, reflecting such changes. The Sub-Advisor hereby agrees to provide to the Advisor in a timely manner, in writing, such information relating to the Sub-Advisor and its relationship to, and actions for, a Fund as the Advisor considers may be required to be contained in the Prospectus or in the Trust’s registration statement on Form N-1A, or otherwise as reasonably requested by the Advisor. The Sub-Advisor further agrees to notify the Advisor as soon as reasonably practicable of any statement, known by the Sub-Advisor and relating to the Sub-Advisor and its relationship to, and actions for, a Fund, that is contained, or agreed will be contained, in the Prospectus or in the Trust’s registration statement on Form N-1A and becomes untrue in any material respect from time to time.

In order to assist the Trust and the Trust’s Chief Compliance Officer (the “Trust CCO”) to satisfy the requirements contained in Rule 38a-1 under the 1940 Act, the Sub-Advisor shall provide to the Trust CCO: (i) direct access to the Sub-Advisor’s chief compliance officer (the “Sub-Advisor CCO”), as reasonably requested by the Trust CCO; (ii) quarterly reports confirming that the Sub-Advisor has complied with the Trust Compliance Procedures in managing the Sub-Advisor Assets; and (iii) quarterly certifications that there were no Material Compliance Matters (as that term is defined by Rule 38a-1(e)(2)) that arose under the Trust Compliance Procedures that related to the Sub-Advisor’s management of the Sub-Advisor Assets.

(c) Sub-Advisor Compliance Policies and Procedures. The Sub-Advisor shall, on request, provide the Trust CCO with copies of: (i) the Sub-Advisor’s policies and procedures for compliance by the Sub-Advisor with the Federal Securities Laws (together, the “Sub-Advisor Compliance Procedures”), and (ii) any material changes to the Sub-Advisor Compliance Procedures. The Sub-Advisor shall cooperate fully with the Trust CCO so as to facilitate the Trust CCO’s performance of the Trust CCO’s responsibilities under Rule 38a-1 to review, evaluate and report to the Trust’s Board of Trustees on the operation of the Sub-Advisor Compliance Procedures, and shall promptly report to the Trust CCO any Material Compliance Matter arising under the Sub-Advisor Compliance Procedures involving the Sub-Advisor Assets. The Sub-Advisor shall provide to the Trust CCO: (i) quarterly reports confirming the Sub-Advisor’s compliance with the Sub-Advisor Compliance Procedures in managing the Sub-Advisor Assets, and (ii) on request, certifications that there were no Material Compliance Matters involving the Sub-Advisor that arose under the Sub-Advisor Compliance Procedures that affected the Sub-Advisor Assets. At least annually, the Sub-Advisor shall provide a certification to the Trust CCO to the effect that the Sub-Advisor has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Sub-Advisor with the Federal Securities Laws.

(d) Voting of Proxies. Unless otherwise instructed by the Advisor or the Trust, the Sub-Advisor shall have the power, discretion and responsibility to vote, either in person or by proxy, all securities in which the Sub-Advisor Assets may be invested from time to time, and shall not be required to seek instructions from the Advisor, the Trust or a Fund. The Sub-Advisor shall also provide its Proxy Voting Policy (the “Proxy Policy”), and, if requested by the Advisor, a summary of such Proxy Policy which the Sub-Advisor considers suitable for including in the Prospectus, and will provide the Advisor with any material amendment to the Proxy Policy within a reasonable time after such amendment has taken effect. If both the Sub-Advisor and another person managing assets of a Fund have invested in the same security, the Sub-Advisor and such other entity will each have the power to vote the holdings of such security which are under their management.

The Advisor acknowledges that it has received a copy of the Sub-Advisor’s statement entitled “Our Stewardship Principles”.

(e) Agent. Subject to any other written instructions of the Advisor or the Trust, the Sub-Advisor is hereby appointed the Advisor’s and the Trust’s agent for the limited purposes of executing account documentation, agreements, contracts and other documents as the Sub-Advisor shall be requested by brokers, dealers, counterparties and other persons in connection with its management of the Sub-Advisor Assets, provided that, the Sub-Advisor’s actions in executing such documents shall comply with federal regulations and all other federal laws applicable to the Sub-Advisor when fulfilling its duties and obligations under this Agreement.

(f) Brokerage. The Sub-Advisor will place orders pursuant to the Sub-Advisor’s investment determinations for a Fund either directly with an issuer or with any broker or dealer selected by the Sub-Advisor, pursuant to this paragraph. In executing portfolio transactions and selecting brokers or dealers, the Sub-Advisor will seek, on behalf of a Fund, the best overall execution available. In assessing the best overall terms available for any transaction, the Sub-Advisor shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Sub-Advisor may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided to a Fund and/or other accounts over which the Sub-Advisor may exercise investment discretion. The Sub-Advisor is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for any of the Funds that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Advisor determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Advisor to a Fund. Such authorization is subject to termination at any time by the Board of Trustees of the Trust for any reason.

In addition, the Sub-Advisor is authorized to allocate purchase and sale orders for portfolio securities to brokers or dealers that are affiliated with the Sub-Advisor or to brokers or dealers that the Advisor advises the Sub-Advisor in writing in advance are affiliated with the Advisor, the Trust’s principal underwriter, and/or other sub-advisors only if the Sub-Advisor believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms, and provided that the transactions are consistent with the Trust’s Rule 17e-1 and Rule 10f-3 procedures.

In connection with its management of the Sub-Advisor Assets and consistent with its fiduciary obligation to the Sub-Advisor Assets and other clients, the Sub-Advisor, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-Advisor considers to be, over time, the most equitable and reasonable basis, consistent with its fiduciary obligations to the Sub-Advisor’s Assets and to such other clients. The Advisor acknowledges and agrees that aggregation may operate to the advantage or disadvantage of the Advisor.

(g) Securities Transactions. In no instance will any Fund’s portfolio securities be purchased from or sold to the Advisor, the Sub-Advisor, or to those that the Advisor advises the Sub-Advisor in writing in advance are the Trust’s principal underwriter, or an affiliated person the Trust, the Advisor, the Sub-Advisor or the Trust’s principal underwriter, acting as principal in the transaction, except to the extent permitted by the 1940 Act and the rules thereunder, including Rule 17a-7, and any applicable exemptive order issued by the SEC or No-Action Letters issued by the SEC staff. The Sub-Advisor acknowledges that the Advisor and the Trust may rely on Rule 17a-7, Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Sub-Advisor hereby agrees that it shall not consult with any other sub-advisor to the Fund with respect to transactions in securities for the Sub-Advisor Assets or any other transactions of Fund assets.

The Sub-Advisor is authorized to engage in transactions in which the Sub-Advisor, or an affiliate of the Sub-Advisor, acts as a broker for both the Fund and for another party on the other side of the transaction (“agency cross transactions”). The Sub-Advisor shall effect any such agency cross transactions in compliance with Rule 206(3)-2 under the Advisers Act and any other applicable provisions of the federal securities laws and shall provide the Advisor with periodic reports describing such agency cross transactions. By execution of this Agreement, the Advisor authorizes the Sub-Advisor or its affiliates to engage in agency cross transactions, as described above. The Advisor may revoke its consent at any time by written notice to the Sub-Advisor.

The Sub-Advisor hereby represents that it has implemented policies and procedures that will prevent the disclosure by it, its employees or its agents of the Trust’s portfolio holdings to any person or entity other than the Advisor, the Trust’s custodian, or other persons either expressly designated by the Advisor or permitted to receive such information pursuant to this Agreement.

(h) Code of Ethics. The Sub-Advisor hereby represents that it has adopted policies and procedures and a code of ethics that meet the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act. Copies of such policies and procedures and code of ethics and any changes or supplements thereto shall be delivered to the Advisor and the Trust, and any material violation of such policies, and procedures and code of ethics by personnel of the Sub-Advisor, the sanctions imposed in response thereto, and any issues arising under such policies, and procedures and code of ethics shall be reported to the Advisor and the Trust at the times and in the format reasonably requested by the Advisor and the Board of Trustees.

(i) Books and Records. The Sub-Advisor shall maintain separate detailed records of all matters pertaining to the Sub-Advisor Assets, including, without limitation, brokerage and other records of all securities transactions. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Advisor on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request. The Sub-Advisor further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

(j) Information Concerning Sub-Advisor Assets and the Sub-Advisor. From time to time as the Advisor, and any consultants designated by the Advisor, or the Trust may request, the Sub-Advisor will furnish the requesting party reports on portfolio transactions and reports on Sub-Advisor Assets held in the portfolio, all in such detail as the Advisor, its consultant(s) or the Trust may reasonably request. The Sub-Advisor will provide the Advisor with information (including information that is required to be disclosed in the Prospectus, on request) with respect to the portfolio managers responsible for Sub-Advisor Assets, any changes in the portfolio managers responsible for Sub-Advisor Assets, any changes in the ownership or management of the Sub-Advisor, or of material changes in the control of the Sub-Advisor. The Sub-Advisor will promptly notify the Advisor of any material outcome of any pending investigation, material litigation, administrative proceeding or any other significant regulatory inquiry into or with the Sub-Advisor. Upon reasonable request, the Sub-Advisor will make available its officers and employees to meet with the Trust’s Board of Trustees to review the Sub-Advisor Assets.

(k) Valuation of Sub-Advisor Assets. The Sub-Advisor or its valuation delegate (as contemplated by the Trust’s Valuation Procedures) agree to monitor the Sub-Advisor Assets and to promptly notify the Advisor on any day that the Sub-Advisor or its valuation delegate determine that the price of any security or other investment held in the Sub-Advisor Assets may not accurately reflect the fair value thereof. As requested by the

Advisor or its Valuation Committee, the Sub-Advisor and its valuation delegate hereby agree to provide additional assistance to the Advisor or its Valuation Committee and the Trust’s pricing agents in valuing Sub-Advisor Assets held in the portfolio. The Sub-Advisor agrees that it will act, at all times, in accordance with the Trust’s Valuation Procedures, and will provide such certifications or sub-certifications relating to its compliance with the Trust’s Valuation Procedures as reasonably may be requested, from time to time, by the Advisor, its Valuation Committee or the Trust.

The Sub-Advisor also will, when performing its obligations hereunder, provide such information or perform such additional acts as are reasonably requested by the Advisor of the Sub-Advisor and may be required to enable a Fund or the Advisor to comply with their respective obligations under applicable federal securities laws, including, without limitation, the 1940 Act, the Advisers Act, the 1934 Act, the Securities Act of 1933, as amended (the “Securities Act”), and any rule or regulation thereunder.

(l) Custody Arrangements. The Sub-Advisor, on each business day, shall provide the Advisor, its consultant(s) (as may be identified to the Sub-Advisor from time to time), and the Trust’s custodian such information as the Advisor and the Trust’s custodian may reasonably request relating to all transactions concerning the Sub-Advisor Assets.

(m) Historical Performance Information. To the extent agreed upon by the parties, the Sub-Advisor will provide the Trust with historical performance information on similarly managed investment companies or for other accounts to be included in the Prospectus or for any other uses permitted by applicable law.

(n) Regulatory Examinations. The Sub-Advisor will cooperate promptly and fully with the Advisor and/or the Trust in responding to any regulatory or compliance examinations or inspections (including information requests) relating to the Trust, the Fund or the Advisor brought by any governmental or regulatory authorities having appropriate jurisdiction (including, but not limited to, the SEC).

3. Independent Contractor. In the performance of its duties hereunder, the Sub-Advisor is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent a Fund, the Trust or the Advisor in any way or otherwise be deemed an agent of a Fund, the Trust or the Advisor.

4. Services to Other Clients. Nothing herein contained shall limit the freedom of the Sub-Advisor or any affiliated person of the Sub-Advisor to render investment advisory, supervisory and other services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities. It is understood that the Sub-Advisor may give advice and take action for its other clients that may differ from advice given, or the timing or nature of action taken, for a Fund. The Sub-Advisor is not obligated to initiate transactions for a Fund in any security that the Sub-Advisor, its principals, affiliates or employees may purchase or sell for its or their own accounts or other clients.

5. Expenses. During the term of this Agreement, the Sub-Advisor will pay all expenses incurred by it in connection with its activities under this Agreement, other than the costs of securities, commodities and other investments (including brokerage commissions, transfer fees, registration fees, exchange fees, settlement fees, stamp duty, tax or other fiscal liabilities or any other transaction charges, if any, and related reasonable expenses, liabilities, charges and costs) purchased or otherwise acquired, or sold or otherwise disposed of, for a Fund which will be payable out of the Sub-Advisor Assets.

The Sub-Advisor, at its sole expense, shall employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement. The Advisor shall reimburse the Sub-Advisor for any expenses in addition to the expenses outlined above as may be reasonably incurred by the Sub-Advisor, at the request of and on behalf of a Fund or the Advisor. The Sub-Advisor shall keep and supply to the Trust and the Advisor reasonable records of all such expenses.

6. Compensation. For the services provided and the expenses assumed with respect to a Fund pursuant to this Agreement, the Sub-Advisor will be entitled to the payment of the fee listed for the Fund(s) on Exhibit A (each, a “Sub-Advisory Fee”) by the Advisor. Such fees will be computed in accordance with Exhibit A and are exclusive of any applicable taxes which, if payable, shall be payable in addition by the Advisor.

If this Agreement is terminated prior to the end of any calendar quarter, the fee shall be prorated for the portion of any quarter in which this Agreement is in effect according to the proportion which the number of calendar days, during which this Agreement is in effect, bears to the number of calendar days in the quarter, and shall be payable within ten (10) days after the date of termination.

7. Representations and Warranties of the Sub-Advisor. The Sub-Advisor represents and warrants to the Advisor as follows:

(a) The Sub-Advisor is registered as an investment adviser under the Advisers Act;

(b) The Sub-Advisor is a limited company, duly organized and validly existing under the laws of Scotland, with the power to own and possess its assets and carry on its business as it is now being conducted;

(c) The execution, delivery and performance by the Sub-Advisor of this Agreement are within the Sub-Advisor’s powers and have been duly authorized by all necessary action on the part of its governing board and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Advisor for the execution, delivery and performance by the Sub-Advisor of this Agreement, and the execution, delivery and performance by the Sub-Advisor of this Agreement do not contravene or constitute a default under: (i) any provision of applicable law, rule or regulation; (ii) the Sub-Advisor’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Advisor; and

(d) The Form ADV of the Sub-Advisor previously provided to the Advisor is a true and complete copy of the form as currently filed with the SEC and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The Sub-Advisor will provide the Advisor and the Trust with a complete copy of all subsequent amendments to its Form ADV as soon as reasonably practicable.

8. Representations and Warranties of the Advisor. The Advisor represents and warrants to the Sub-Advisor as follows:

(a) The Advisor is registered as an investment adviser under the Advisers Act;

(b) The Advisor is a limited liability company duly organized and validly existing under the laws of the State of Delaware, with the power to own and possess its assets and carry on its business as it is now being conducted;

(c) The execution, delivery and performance by the Advisor of this Agreement are within the Advisor’s powers and have been duly authorized by all necessary action on the part of its Board of Directors, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Advisor for the execution, delivery and performance by the Advisor of this Agreement, and the execution, delivery and performance by the Advisor of this Agreement do not contravene or constitute a default under: (i) any provision of applicable law, rule or regulation; (ii) the Advisor’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Advisor;

(d) The Advisor acknowledges that it received a copy of Part 2A and Part 2B of the Sub-Advisor’s Form ADV prior to the execution of this Agreement, which was provided by the Sub-Advisor;

(e) The Advisor and the Trust have duly entered into the Advisory Agreement pursuant to which the Trust authorized the Advisor to enter into this Agreement; and

(f) The Advisor and the Trust have policies and procedures designed to detect and deter disruptive trading practices, including “market timing,” and the Advisor and the Trust each agree that they will continue to enforce and abide by such policies and procedures, as amended from time to time, and comply with all existing and future laws relating to such matters or to the purchase and sale of interests in the Funds generally.

8A. Advisor Confirmations. The Advisor agrees and confirms that:

(a) the Advisor has received, read, understood and agrees to, the Sub-Advisor’s Order Execution and Trade Handling Policy and in particular agrees that, for instruments admitted to trading on a regulated market, a multilateral trading facility or an organized trading facility (collectively referred to as a “Trading Venue”), it consents to the Sub-Advisor arranging for the execution of an order in such instruments outside a Trading Venue;

(b) the Advisor has received and accepts the Additional Disclosures Document as provided by the Sub-Advisor;

(c) the Sub-Advisor is not permitted to invest the Sub-Advisor Assets in derivatives;

(d) if the Sub-Advisor Assets do not comply with the Prospectus and/or the Investment Guidelines at any time for any reason beyond the Sub-Advisor’s reasonable control such as (but not limited to) market fluctuations and index rebalancing, it shall not be a breach of this Agreement. The Sub-Advisor will cause the Sub-Advisor Assets to return to compliance with the Prospectus and/or the Investment Guidelines, as applicable, within a reasonable timeframe, unless otherwise authorized by the Advisor;

(e) the benchmark for the purposes of measuring the performance of the Sub-Advisor Assets is the MSCI Emerging Markets Index; and

(f) no warranty or undertaking is given by the Sub-Advisor as to the performance or profitability of the Sub-Advisor Assets or that the primary investment objective shall be successfully achieved;

(g) subject to obtaining prior approval in writing from the Advisor, the Sub-Advisor may delegate the performance of any of its functions under this Agreement to any of its affiliates including its parent entity and any subsidiary or subsidiary undertaking of that parent entity from time to time. The Sub-Advisor will remain responsible for all matters so delegated and will alone be responsible for paying any fees charged and reimbursing any expenses incurred by such delegated entities in connection with the provision of such services; and

(h) the Advisor shall remain responsible for the management of its and the Fund’s affairs for tax and accounting purposes. The Sub-Advisor shall not provide the Advisor or the Trust with tax advice or accounting advice or services. The Sub-Advisor is under no obligation to take into account tax issues when managing the Sub-Advisor Assets and/or when exercising its discretion when making any investment decisions. The Sub-Advisor is under no obligation to report to the Advisor on the tax consequences resulting from its management of the Sub-Advisor Assets or from any such investment decision it takes.

9. Survival of Representations and Warranties; Duty to Update Information. All representations and warranties made by the Sub-Advisor and the Advisor pursuant to Sections 7 and 8 of this Agreement, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

10. Liability and Indemnification.

(a) Indemnification.

(a) Liability. The duties of the Sub-Advisor shall be confined to those expressly set forth herein, with respect to the Sub-Advisor Assets. The Sub-Advisor shall not be liable for any loss unless expressly set out in section 10(b) (Indemnification) below. Further, under no circumstances shall the Sub-Advisor be liable for any loss arising out of any act or omission taken by the Advisor’s or the Trust’s custodian or other service providers, including the Advisor, another sub-advisor, or any other third party, including in respect of any portion of the Trust’s assets not managed by the Sub-Advisor pursuant to this Agreement. Under no circumstances shall either party hereto be liable to the other for special, punitive or consequential damages, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages.

(b) Indemnification. The Sub-Advisor shall indemnify the Advisor, the Trust and each Fund to which the Sub-Advisor provides services hereunder (the “Fund Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which a Fund Indemnified Person sustains to the extent arising as a direct result of the Sub-Advisor’s breach of this Agreement or its representations and warranties herein, willful misfeasance, bad faith, negligence, reckless disregard of its duties hereunder, or violation of applicable law; provided, however, that the Fund Indemnified Persons shall not be indemnified by the Sub-Advisor for any liability or expenses to the extent such liability or expenses result from the acts or omissions of any person other than the Sub-Advisor (or its affiliates to whom it delegates the provision of any part of its services hereunder in accordance with section 8A(g) above).

The Advisor shall indemnify the Sub-Advisor for any liability and expenses, including reasonable attorneys’ fees, which the Sub-Advisor sustains to the extent arising as a direct result of the Advisor’s breach of this Agreement or its representations and warranties herein, willful misfeasance, bad faith, negligence, reckless disregard of its duties hereunder, or violation of applicable law; provided, however, that the Sub-Advisor shall not be indemnified for any liability or expenses to the extent such liability or expenses result from the Sub-Advisor’s breach of this Agreement or its representations and warranties herein, willful misfeasance, bad faith, negligence, reckless disregard of its duties hereunder, or violation of applicable law.

11. Duration and Termination.

(a) Duration. This Agreement, unless sooner terminated as provided herein, shall for the Fund(s) listed on Exhibit A attached hereto remain in effect from the date of execution (the “Effective Date”), until two years from the Effective Date, and thereafter, for periods of one year, so long as such continuance thereafter is specifically approved at least annually (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of each Fund (except as such vote may be unnecessary pursuant to relief granted by an exemptive order from the SEC). The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(b) Termination. This Agreement may be terminated as to any Fund at any time, without the payment of any penalty by: (i) the vote of a majority of the Trustees of the Trust, the vote of a majority of the outstanding voting securities of the Fund, or the Advisor, or (ii) the Sub-Advisor on not less than ninety (90) days written notice to the Advisor and the Trust. This Agreement may also be terminated as to any Fund at any time by any party hereto immediately upon written notice to the other parties in the event of a breach of any provision to this Agreement by any of the parties.

This Agreement shall not be assigned and shall terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or No-Action Letter provided or pursuant to the 1940 Act, or upon the termination of the Advisory Agreement. In the event that there is a proposed change in control of the Sub-Advisor that would otherwise cause an automatic termination of this Agreement, the Sub-Advisor agrees to assume the reasonable costs and expenses (including the costs of mailing) of the preparation of an information statement, as required by the exemptive order issued by the SEC to the Trust and the Advisor with respect to the appointment of sub-advisors absent shareholder approval. All costs and expenses mentioned within this paragraph shall be minimized wherever reasonably possible, for example by the sending of any documents electronically.

Any termination of this Agreement shall be without prejudice to the completion of transactions already initiated which shall be completed expeditiously in accordance with the terms of this Agreement.

This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

12. Amendment. This Agreement may be amended by mutual written consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Trust’s Board of Trustees or by a vote of the majority of a Fund’s outstanding securities, and (b) the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement cast in accordance with the requirements of the 1940 Act and the rules and regulations thereunder or in accordance with such regulatory guidance, interpretations or exemptive relief issued by the SEC or its staff from time to time. Exhibit A hereto may be amended at any time to add additional Funds as agreed in writing by the Advisor and the Sub-Advisor and approved by the Trust’s Board of Trustees.

13. Confidentiality. Any information or recommendations supplied by either the Advisor or the Sub-Advisor, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including portfolio holdings of the Trust, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence. Except as may be required by applicable law or rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, including the custodian, and such persons as the Advisor may designate in connection with the Sub-Advisor Assets. The Advisor may disclose information relating to its fee arrangement with the Sub-Advisor, Sub-Advisor performance information, and similar information, to investors in the Funds, clients and prospective clients. Nothing in this Agreement shall be construed to prevent the Sub-Advisor from giving other entities investment advice about, or trading on their behalf, in the securities of a Fund or the Advisor.

14. Use of Sub-Advisor’s Name. During the term of this Agreement, the Advisor shall have permission to use the Sub-Advisor’s name in the marketing of the Fund, and agrees to furnish the Sub-Advisor at its principal office all prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Fund or the public, which refer to the Sub-Advisor in any way.

15. Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party. Delivery of any such notice, advice or report shall also be deemed sufficient if emailed by the party giving notice to the other party at the last known email address, provided that delivery thereof is subsequently verified by the party giving notice through telephone, read receipt, or a reply thereto.

(a)	If to the Advisor:

Mercer Investments LLC 99 High Street Boston, MA 02110 Attention: Global Chief Investments Counsel
	Email:	colin.dean@mercer.com

(b)	If to the Sub-Advisor:

Baillie Gifford Overseas Limited Calton Square, 1 Greenside Row Edinburgh EH1 3AN
	Email:	dawn.murdoch@bailliegifford.com, MercerUSClientContacts@bailliegifford.com

16. Third-Party Beneficiaries. The parties hereto acknowledge and agree that this Agreement does not, and is not intended to, create any third-party beneficiaries, or otherwise confer any rights, privileges, claims or remedies upon any shareholder or other person other than the parties and their respective successors and permitted assigns, except for those rights, privileges, claims or remedies entitled to a shareholder or third-party beneficiary pursuant to the 1940 Act.

17. Governing Law and Forum Selection. This Agreement shall be governed by the internal laws of the State of New York without regard to conflict of law principles; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act, the Advisers Act, the rules and regulations thereunder, or such regulatory guidance, interpretations or exemptive relief issued by the SEC or its staff from time to time. Any legal suit, action or proceeding related to, arising out of, or concerning this Agreement shall be brought only in the U.S. District Court for the Southern District of New York, or if such action may not be brought in that court, then such action shall be brought in the New York Supreme Court (the “Designated Courts”). Each party (a) consents to jurisdiction in the Designated Courts; (b) waives any objection to venue in either Designated Court, and (c) waives any objection that either Designated Court is an inconvenient forum. For any action commenced in the New York Supreme Court, application shall be submitted to the Commercial Division.

18. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

19. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

20. Certain Definitions. For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” “affiliates,” “controlling persons” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC, and the term “Fund” or “Funds” shall refer to those Fund(s) for which the Sub-Advisor provides investment management services and as are listed on Exhibit A to this Agreement. Unless the context otherwise requires, any phrase introduced by the expressions “including”, “include”, “in particular”, “such as” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms. A reference to “writing” in this Agreement includes email.

21. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

ADVISOR MERCER INVESTMENTS LLC

By:	/s/ Larry Vasquez
Name:	Larry Vasquez
Title:	Vice President

SUB-ADVISOR
BAILLIE GIFFORD OVERSEAS LIMITED

By:	/s/ Nick Wood
Name:	Nick Wood
Title:	Partner